EXHIBIT 23.3





 The Board of Directors
 Jones Lang LaSalle Incorporated
 200 East Randolph Drive
 Chicago, Illinois 60601
 United States of America



 INDEPENDENT AUDITORS' CONSENT



 We consent to the incorporation by reference in the Registration Statement (No. 333-70969) on Form S-3 of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) of our report dated 5 March 1999 with respect to the combined financial statements of Jones Lang Wootton - Irish Practice as of 31 December 1998, 1997 and 1996 and for each of the years in the four year period ended 31 December 1998, which report appears in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) dated 23 March 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



 /s/ Deloitte & Touche
 Deloitte & Touche
 Dublin
 Ireland


 24 March 1999